Exhibit 99.1

Vignette Reports Preliminary Fourth-Quarter 2007 Results

Preliminary Results Indicate Revenue, Net Income and EPS Will Exceed High End of Guidance

AUSTIN, Texas--(BUSINESS WIRE)--Vignette Corporation (NASDAQ:VIGN) today announced preliminary results for its fourth quarter ended December 31, 2007 indicate that fourth-quarter revenue is expected to exceed the high end of guidance and be in the range of $52 to $54 million. Net income and earnings per share are also expected to exceed the high end of guidance on both a GAAP and Non GAAP basis.

“Following a strong 2006, we will post another good year of results for fiscal 2007,” said Mike Aviles, president and chief executive officer at Vignette. “We have plenty of work to do, but we have made solid progress over the past two years.”

Expected fourth-quarter results are preliminary and subject to management and independent auditors completing their quarterly closing review procedures.

Vignette Corporation will host a conference call and live Webcast regarding its fourth quarter and full year financial results on Thursday, January 24, 2008, at 8:00 a.m. EST. A press release associated with the announcement will be distributed approximately 30 minutes prior to the start of the conference call. To access the Webcast, visit the Investor Relations section of Vignette’s Web site.

If you are not able to access the live Webcast, dial-in information is as follows:

Dial-in number: 888-201-0273

International Dial-in: 706-634-9519

Call title: Vignette Financial Results

The Webcast and conference call will be archived and available for replay from Thursday, January 24, 2008, at 9:00 a.m. EST to Sunday, February 24, at 11:59 p.m. EST. The replay information is as follows:

Toll-free number: 800-642-1687

International number: 706-645-9291

Access code: 28806839

About Vignette

Vignette helps organizations improve interactions with customers, partners and employees by delivering highly personalized, interactive online experiences. Our early content management and delivery tools laid the groundwork for some of the Web’s most popular sites. Today, our award-winning Next-Generation Web solution powers some of the world’s most recognizable online brands and enables organizations to have more meaningful online interactions. Our Imaging and Workflow solution adds the ability to deliver and manage online and offline document-driven customer transactions. Vignette is headquartered in Austin, Texas with operations worldwide. Visit www.vignette.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding Vignette’s products, future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Acquisition Integration, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Market Awareness of Our Product, Rapid Changes in Technology and New Products, and other factors and risks discussed in the Company’s reports filed from time to time with the Securities and Exchange Commission.

Vignette and the V Logo are trademarks or registered trademarks of Vignette Corp. in the United States and other countries. All other names are the trademarks or registered trademarks of their respective companies.

CONTACT:
Vignette Corporation, Austin
David Tishgart, 512-741-4871
david.tishgart@vignette.com